Registration Statement No. 333-191953
Filed Pursuant to Rule 433
Supplementing the Preliminary
Prospectus Supplement
Dated October 29, 2013
(To Prospectus dated October 28, 2013)

Pricing Term Sheet

Floating-Rate Notes due 2016

The information in this pricing term sheet relates only to the offering of Notes (the “Notes Offering”) and should be read together with (i) the preliminary prospectus supplement dated October 29, 2013 relating to the Notes Offering, including the documents incorporated by reference therein, and (ii) the related base prospectus dated October 28, 2013, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-191953.

Issuer:	The Coca-Cola Company
Security:	Floating Rate Notes due November 1, 2016
Offering Format:	SEC Registered
Principal Amount:	$500,000,000
Maturity Date:	November 1, 2016
Initial Interest Rate:	To be determined on October 30, 2013 based on Three-month LIBOR plus the Floating Rate Spread
Price to Public:	100.000% of principal amount
Floating Rate Spread:	+ 10 bps
Reference Rate:	Three-month LIBOR
Interest Payment And Reset Dates:	Quarterly on February 1, May 1, August 1, and November 1, commencing on February 1, 2014
Make-Whole Call:	None
Interest Determination Date:	Second London Business Day preceding each Reset Date
Day Count Convention:	Actual / 360
Business Day Convention:	Modified Following, adjusted
Trade Date:	October 29, 2013
Settlement Date:	November 1, 2013 (T+3)
CUSIP / ISIN:	191216BC3 / US191216BC36
Denominations:	$2,000 x $1,000
Ratings:	Aa3 (Stable) by Moody’s Investors Service, Inc. AA- (Stable) by Standard & Poor’s Ratings Services A+ (Stable) by Fitch Ratings

Underwriters:

Bookrunners:

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Morgan Stanley & Co. LLC

Co-Managers:
J.P. Morgan Securities LLC
Standard Chartered Bank
U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at 1 (800) 503-4611, HSBC Securities (USA) Inc. at 1-866-811-8049, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322 or Morgan Stanley & Co. LLC at (866) 718-1649.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.